Exhibit 99.1

NEWS RELEASE

ION Announces Jury Verdict in WesternGeco Patent Infringement Lawsuit

HOUSTON, TX – August 16, 2012 — ION Geophysical Corporation (NYSE: IO) today announced the jury returned a verdict against ION in a patent infringement lawsuit filed against ION by WesternGeco L.L.C. in the United States District Court for the Southern District of Texas.

As previously disclosed by the company, WesternGeco filed the lawsuit, styled WesternGeco L.L.C. v. ION Geophysical Corporation, in June 2009, alleging that ION’s DigiFIN™ lateral streamer control system infringed several method and apparatus claims contained in four WesternGeco U.S. patents regarding control systems for marine seismic streamer steering devices.

The jury found that ION willfully infringed the claims contained in WesternGeco’s patents and awarded WesternGeco the sum of $105.9 million in damages, consisting of $12.5 million in reasonable royalty and $93.4 million in lost profits.

A judgment has not yet been entered in the case. ION will be taking immediate steps to pursue all available legal options to overturn the verdict, including post-verdict motions and appeals.

Brian Hanson, ION’s Chief Executive Officer, commented, “We respect the legal process but remain convinced that WesternGeco’s patents are invalid and that we do not infringe. We developed our own technology utilized in DigiFIN and in fact have our own patents covering DigiFIN and other inventions related to lateral steering. We intend to challenge the verdict and the damages amount in the trial court and, if necessary, through the appeals process. As we know after winning our own patent infringement case in the past, the jury verdict is only the first phase in this legal battle.

“We do not expect the ultimate outcome of this lawsuit to impact our ability to conduct business. In addition, we anticipate that this verdict will have minimal impact on our revenues in the second half of 2012, as DigiFIN sales account for approximately 3% of our projected revenues for full year 2012.

“This verdict does not impact our other products and services and is limited to the coverage of a United States patent, which the court ruled extends to activities occurring up to 12 miles off shore. We believe that we have sufficient inventory of DigiFIN available to satisfy customer needs for the remainder of 2012, and we will soon implement operational changes to ensure the long-term continued availability of DigiFIN for our customers. Finally, we would like to express our gratitude to our valued customers who have steadfastly supported us despite the legal intimidation they encountered during this process.”

NEWS RELEASE

About ION

ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings are designed to allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and to enable seismic contractors to acquire geophysical data safely and efficiently. Additional information about ION is available at www.iongeo.com.

Contacts

ION (Investor relations)

Chief Financial Officer

Greg Heinlein, +1 281.552.3011

ION (Media relations)

Vice President—Corporate Marketing

Karen Abercrombie, +1 713.366.7281

karen.abercrombie@iongeo.com

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning future activities, the ultimate outcome of litigation, future revenue and sales, future effects of the verdict, and future availability of inventory, all of which are inherently unpredictable. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q filed during 2012.

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